EXHIBIT 10.30

NEWELL BRANDS
EMPLOYEE SAVINGS PLAN
AMENDMENT NO. 7
THIS AMENDMENT NO. 7 is made by Newell Operating Company, a Delaware corporation, (“NOC”) to the Newell Brands Employee Savings Plan (the “Plan”), which was amended and restated effective January 1, 2018, and most recently amended by the Board of Directors of NOC (the “Board”), effective as of January 1, 2025.
WITNESSETH:
WHEREAS, NOC sponsors and maintains the Plan for the exclusive benefit of eligible employees of NOC and of certain of its affiliates who are participating employers; and
WHEREAS, under Section 14.1 of the Plan, the Plan may be amended by resolution or written instrument approved by the Board; and
WHEREAS, the Board has determined that it is appropriate to amend the Plan, effective June 2, 2025, to permit Plan participants to make Roth in-plan conversions of the vested portion of their Plan accounts;
NOW, THEREFORE, the Board hereby amends the Plan as follows, to be effective as of June 2, 2025.
1.The following new Section 1.55A is inserted immediately following Section 1.55:
“1.55A    Roth In-Plan Conversions. Roth in-plan conversions are permitted under the Plan and shall be subject to the requirements of Code Section 402A, applicable regulations, IRS guidance, and the following provisions:
(a)    Roth In-Plan Conversion Election. An actively employed Participant may irrevocably elect to have all or any portion of his vested Sub-Accounts (other than the Sub-Accounts identified in Sections 1.1(l), 1.1(o), 1.1(r), 1.1(s), 1.1(t), and 1.1(u), if any) be considered designated Roth contributions, pursuant to Code Section 402A(c).
(b)    Separate Accounting. The Plan will maintain a record of the amounts converted pursuant to Section 1.55A(a) within each Participant’s Account.
(c)    Limitations and Conditions Applicable to Roth In-Plan Conversions. Amounts converted in a Roth in-plan conversion are subject to the same rules as all other amounts that are held in the Participant’s Account, including, but not limited to, Plan loans and minimum required distributions and the following additional limitations and conditions:
(i)    Amounts converted in a Roth in-plan conversion remain subject to the distribution restrictions that were applicable to the converted amount under the Plan and the Code before the conversion.
(ii)    If a Participant converts an amount in a Roth in-plan conversion that is subsequently determined to exceed a limit provided for in Article V, and the excess amount, plus applicable earnings, is to be distributed from the Plan, the excess amount, plus applicable earnings, will be distributed from the Plan in accordance with the Code, even if the conversion was otherwise non-distributable at the time of the Roth in-plan conversion.

(iii)    An amount that is converted pursuant to this Section 1.55A is includible in the Participant’s income in the year of the conversion to the extent required by, and in accordance with, the requirements of the Code and applicable State and local law; provided, however, the amount that is converted is not subject to mandatory tax withholding.
(iv)    Outstanding Plan loans may not be converted in a Roth in-plan conversion.”

2.Except as specifically amended above, the Plan shall remain unchanged and, as amended herein, shall continue in full force and effect.
3.This Amendment No. 7 to the Plan is effective June 2, 2025.

IN WITNESS WHEREOF, NOC has caused this Amendment No. 7 to the Plan to be executed by its duly authorized representative as of the 31st day of December, 2025

Newell Operating Company

By:	/s/ Bradford R. Turner
Name:	Bradford R. Turner
Title:	Chief Legal and Administrative Officer and Corporate Secretary
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